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                                   EXHIBIT A

                            THE MARQUEE GROUP, INC.
                             OFFICER'S CERTIFICATE


         I, Jan Chason, the duley elected and qualified Chief Financial Officer and Treasurer of The Marquee Group, Inc., a Delaware corporation (the "Company") do hereby certify that the following are true, correct and complete copies of the resolutions duly adopted by the Boad of Directors of the Company which consitute all the resolutions of the Company relating to the withdrawal of the Company's common stock and warrants from listing on the Boston Stock Exchange and all such resolutions are in full force and effect on the date hereof and have not been amended, modified or rescinded:

         WHEREAS, the Board of Directors of The Marquee Group, Inc. has determined that it is in the best interest of the Company to list its securities on the American Stock Exchange and to withdraw its Common Stock, par value $0.01 per share (the "Common Stock"), and warrants (the "Warrants") from listing on the Boston Stock Exchange.

         NOW THEREFORE BE IT RESOLVED, that the proper officers of the Company be and hereby are authorized, empowered and directed, in the name and on behalf of the Company, to take any actions necessary to effectuate the withdrawal of the Common Stock and Warrants from listing on the Boston Stock Exchange and all such acts of such officers, whether heretofore or hereafter done or performed, which are in accordance with the purposes and intent of this resolution, are hereby adopted, ratified, confirmed

         IN WITNESS WHEREOF, I have duly executed this certificate and as of January 15, 1998.


                                                 /s/ Jan E. Chason
                                                 -----------------------------
                                                 Jan E. Chason
                                                 Chief Financial Officer and
                                                 Treasurer